EXHIBIT 10.4

BUSINESS SERVICES AGREEMENT

THIS BUSINESS SERVICES AGREEMENT (the "Agreement") is effective this 13th day of July  2009, by and between John Michael Johnson with principal offices at 20 Lea lea Place, Makawao, Hawaii 96768 (the "Advisor") and Ubroadcast, Inc. a Delaware corporation with principal offices at  1666 Garnet Avenue, Suite 312, San Diego, California 92109 (the "Company").

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.01 Services Provided By Advisor.  In consideration of the Company s $3,000.00  monthly  payment beginning upon signing the Agreement and issuance of three million (3,000,000) restricted shares of the Company s Common Stock as provided by Section 2.01, the Advisor will provide the services below. In the event that the company effects a stock split whether forward or reverse, the below mentioned shares shall be adjusted to reflect the stock split.

SERVICES PROVIDED

1. Sell-side Analysts (banking and independent)

Establish coverage by new sell-side analysts and firms

2. Assist Internal Investor Relations

Work with management to provide timely news and events. Add input to press releases and assist in developing an overall investor relations campaign.

3. Acquisitions

Work with management to locate acquisition candidates and assist in evaluating their business plans and financials to determine the valuation.  assist in the structure of acquiring the company.
Assist in the structure of acquiring the company.

4. Financing

Work with management in locating and evaluating financing sources and once identified assist in the structure of the financing.

2.01 Issuance and Delivery of the Shares to Advisor.  In consideration of the promises and covenants given by Advisor as described in Section 1.01 of this Agreement, the Company agrees that within twenty (20) days from the date of this Agreement it shall deliver to Advisor (at Advisor s address listed on the first page of this Agreement) a (1) stock certificate representing 3,000,000 shares of the Company s Common Stock (the Shares). All of the Shares shall be issued to Advisor with a restricted securities legend pursuant to the Securities Act of 1933 and applicable provisions of the California Corporate Securities Law of 1968.

3.0.1 Representations of the Company.  The Company warrants and represents that:

3.0.1.1  Organization, Qualification, and Corporate Power.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of the state of its incorporation.  The Company has full corporate power and authority to enter into this Agreement and to render all performances set forth in this Agreement.

3.0.1.2  Capitalization.  The Shares to be issued to Advisor shall be duly issued from the authorized capital stock of the Company. All of the Shares will be, upon issuance and delivery to Advisor, shares of the Company’s Common Stock that have been duly authorized, validly issued, fully paid, and non-assessable.

3.0.1.3  Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which of the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject.

3.0.1.4  Brokers' Fees.  The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to any later sale of the Shares by Advisor; the Company agrees, however, to provide Advisor promptly and upon request, with any documentation reasonably needed by Advisor to support the issuance of the Shares to Advisor in accordance with this Agreement.

4.01  Cooperation RE: Any Future Re-Sale of Shares.  If, following the issuance of the Shares to Advisor hereunder, Advisor later elects to effect a  public re-sale of the Shares (in one or more such transactions) pursuant to the holding period requirements of Rule 144 of the 1933 Act (the A144 Re-Sale) or any successor provision of then applicable law, Advisor shall deliver to the Company the following (or as required by then applicable law): (i) a notice of intention to effect a public re-sale in accordance with Rule 144 of the 1933 Act, (ii) a copy of the Form 144 filed by Advisor  with the U. S. Securities and Exchange Commission; (iii) a copy of a customary broker’s representation letter as completed and executed by Advisor’s broker; and (iv) any other customary documents then required by Rule 144 of the 1933 Act (collectively, the Documents.) within three (3) business days after receipt of the Documents, the Company and the Company’s legal counsel shall issue instructions to the Company’s stock transfer agent instructing said stock transfer agent to effect the 144 Re-Sale as requested by Advisor and Advisor’s stock broker. In addition, the Company agrees that it shall cooperate and assist Advisor in all such matters and the parties acknowledge and agree that time is and will be at all times of the essence in all such 144 Re-Sale transactions. Similarly and in the event that Advisor should later elect to effect a private re-sale or private transfer of the Shares (in one or more such transactions), the Company and its legal counsel shall, on the same basis and subject to the Company’s receipt of customary documents used in connection with private re-sales of restricted stock under the 1933 Act and subject to Advisor’s adherence to the requirements of the 1933 Act, issue instructions to the Company’s stock transfer agent instructing said stock transfer agent to effect any such private re-sales as requested by Advisor within the Response Period following receipt of customary documentation provided by Advisor and Advisor’s transferee.  In the event that the Company believes or has reason to believe that any Documents or said documentation is deficient to support any sale or transfer of the Shares (in any public re-sale or private re-sale transaction) the Company shall, by telecopy, promptly and without delay inform Advisor of any said deficiencies within the Response Period.  However, notwithstanding the terms of this Section 4.01, Advisor shall be solely responsible for all fees, commissions, or other costs paid to Advisor’s stock broker.

5.01  Duties of Advisor RE: Confidential Information.  In consideration of the disclosures and transfer of Confidential Information by the Company to Advisor, Advisor agrees to the following:

5.0.1.1  Duty of Non-Disclosure. Advisor shall not disclose or transfer the Confidential Information to any third party or entity without the Company's prior written consent.

5.0.1.2  Duty of Non-Use.  Advisor shall not unreasonably use or exploit, for any commercial, business, investment, academic or other purposes, the Confidential Information except as allowed by Section 5.01 of this Agreement or as Advisor reasonably determines in the performance of his duties under this Agreement. The parties hereby deem any such unreasonable use or exploitation as detrimental to the Company.

5.0.1.3  Return of Confidential Information. All written Confidential Information provided to Advisor or which Advisor receives from the Company, shall remain, at all times, the sole property of the Company and shall be returned to the Company within thirty (30) days upon the Company's written request.

5.0.1.4  Responsibility for Employees of Advisor. The actions or negligence of the Advisor's employees shall be deemed the actions of Advisor with respect to the obligations of Advisor under this Agreement. This provision shall not be construed as limiting any rights or remedies that the Company has or may have against any such third parties.

5.0.1.5  Limitation of Advisor's Obligations.  Advisor's obligation under this Agreement shall not apply to:

(a)  Information which, at the time of its disclosure or transfer to Advisor, is in the public domain through no act or failure to act by Advisor.

(b)  Information which Advisor had prior to any disclosure or transfer by the Company and which was not acquired directly or indirectly from the Company.

(c) Information which is rightly disclosed to Advisor by any third party who has no obligation of confidentiality to the Company or who did not acquire such information from the Company.

(d)  Information independently developed by Advisor prior to disclosure or transfer of the Confidential Information to Advisor from the Company.

6.01.  Adherence to Federal and State Securities Laws.  Both Advisor and the Company agree that the parties shall adhere to state and federal securities laws in connection with the actions to be taken by each party under this Agreement.

7.01.  Term and Termination.  The services to be rendered by Advisor shall be rendered for a period of twelve (12) months from the date of this Agreement.  This Agreement may be terminated at any time by either party by written notice to the other party, but such termination shall not affect the obligation of the Company to issue the Shares due Advisor hereunder the Agreement.  The obligations of the Company to issue the Shares to Advisor shall not be effected by any such termination or by the extent of the work or services rendered by Advisor.

8.01.  Indemnification by Company.  The Company shall indemnify and hold the Advisor  and each employee and agent of Advisor harmless against any and all loss, liability, claim, damage and expense whatsoever arising out of any untrue statement or alleged untrue statement of a material fact contained in any disclosure documents, offering memorandum and other disclosure memoranda or, any amendment or supplement thereto, or, the omission or alleged omission there from of a material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading.

9.01.  Responsibility for Filings.  The Company agrees that it shall be solely and exclusively responsible for filing any notices, reports, or making any application for permits or qualifications under applicable state and federal securities laws in connection with the issuance of the Shares to Advisor and that the Company will provide Advisor, upon Advisor's request, with all copies of the same within five (5) business days of the Company’s receipt of a written request from Advisor.

10.01.  Invalid Provisions.  If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

11.01.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and Advisor and their respective heirs, successors, and assigns.

12.01.  Advice of Counsel.  Each party has received independent legal advice from its respective attorneys concerning the advisability of entering into this Agreement.

13.01.  Integration; Modification; Waiver.  This Agreement constitutes the complete and final expression of the agreement of the parties relating to the business services described in this Agreement to be provided by Advisor to the Company and this Agreement supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating thereto. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification is sought.

14.01.  Governing Law; Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Both parties hereto further agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Both parties acknowledge and agree that each party shall be entitled to discovery, as provided under CCP 1283.05.  Both parties further agree that any arbitration entered into or arising out of this Agreement shall take place in San Francisco, California.

15.01.  Attorney's Fees.  If any action at law or equity is necessary to enforce or interpret the terms of this Agreement or otherwise arises out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled.

16.01.  Notice. Any approval, disapproval, demand, document, or other notice or communication ("Notice") required or permitted to be given hereunder, shall be in writing and sent by certified mail (return receipt requested, postage prepaid) or by overnight express delivery or by telecopy.  Any Notice shall be effective when received as indicated by the date on the return invoice or receipt showing delivery.

17.01.  Survival. The representations and warranties made by the parties to this Agreement, and their respective obligations to be performed under its terms shall survive the termination of this Agreement but shall expire six (6) years from the date this Agreement is terminated.

18.01.  Authority of Executing Officers.  The Company and Advisor warrant, acknowledge, and agree, that the individual executing this Agreement on their behalf has been duly authorized to execute this Agreement with full power and authority.

19.01.  Counterpart Execution.  This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which shall constitute one and the same instrument.

THIS AGREEMENT  has been executed and entered into effective the first date written above.

FOR THE COMPANY:

By: /s/
            Jason Sunstein,
            Vice President Finance

FOR ADVISOR:

By: /s/
              John Michael Johnson
              Individual